Exhibit 99.1

WAYNE NESBIT APPOINTED AS CHIEF OPERATIONS OFFICER

AT LIGHTING SCIENCE

Top LED Operations Executive To Lead Expansion of Domestic and International

Manufacturing Capabilities for Infrastructure, Commercial and Residential LED Products

SATELLITE BEACH, FL—September 24, 2014—Intelligent lighting solutions company Lighting Science® announced today that Wayne Nesbit has been appointed Chief Operations Officer effective September 23, 2014. Mr. Nesbit will bring his proven global experience in manufacturing operations to lead the company’s expansion of its domestic and international manufacturing capabilities for its innovative LED lighting.

“Through the course of his career, Wayne has demonstrated that he can lead and expand the manufacturing operations of large, multinational technology-focused companies, and has specific experience in the LED space,” said Ed Bednarcik, Chief Executive Officer of Lighting Science. “Bringing Wayne to the Lighting Science team is one of my first actions as CEO, and we are looking forward to his leadership as we build out and expand our domestic and international manufacturing capabilities in order to bring our LED lighting solutions to our residential, commercial and municipal consumers as efficiently as possible while maintaining our strict quality standards.”

Mr. Nesbit joins Lighting Science from Cree, a multinational LED and semiconductor developer and manufacturer, where he most recently served as Vice President, Global Operations, managing worldwide operations for the company’s LED and lighting divisions. Prior to Cree, Mr. Nesbit was the Senior Vice President, Operations from 2001 until 2008 at Mindspeed Technologies, a company focused on the design, development and sale of semiconductor solutions for communications applications in the wireline and wireless network infrastructure markets. From 1984 until 2001, Mr. Nesbit was with Motorola in a variety of roles, most recently as Vice President and Director, Worldwide External Technology, where he was responsible for Motorola Semiconductor foundry and joint partnership activity worldwide.

“I am delighted for this opportunity to join Lighting Science at this exciting time in the company’s growth,” said Mr. Nesbit. “Now that Lighting Science possesses domestic and international sourcing capabilities, we are well positioned to expand rapidly to meet the growing demand for advanced lighting technology, especially among commercial and municipal users.”

About Lighting Science

Lighting Science® (OTCQB:LSCG) is a global leader in lighting solutions that are environmentally friendlier and more energy-efficient than traditional lighting products. Lighting Science is committed to UNLEASH THE SCIENCE OF LIGHT TO MAKE PEOPLE AND OUR PLANET LOOK, FEEL AND HEAL BETTER with award-winning, innovative LED lamps and lighting fixtures. Find out more at www.lsgc.com or www.definitydigital.com and join us on Twitter, Facebook, LinkedIn and the Lighting Science Blog.

Contact

Bill Mendel

bill@mendelcommunications.com

212-397-1030